EXHIBIT 5.2

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633 West Fifth Street, Suite 4000 Los Angeles, California 90071-2007 Tel: (213) 485-1234 Fax: (213) 891-8763 www.lw.com FIRM / AFFILIATE OFFICES
	Boston	New Jersey
	Brussels	New York
	Chicago	Northern Virginia
	Frankfurt	Orange County
	Hamburg	Paris
	Hong Kong	San Diego
November 21, 2003	London	San Francisco
	Los Angeles	Silicon Valley
	Milan	Singapore
Wachovia Capital Markets, LLC	Moscow	Tokyo
McDonald Investments Inc.		Washington, D.C.
RBC Dain Rauscher Inc.
As Representatives of the Several Underwriters	File No. 023561-0094
c/o Wachovia Capital Markets, LLC
One Wachovia Center
301 South College Street
Charlotte, North Carolina 28288

Re: Kilroy Realty Corporation

Ladies & Gentlemen:

We have acted as counsel to Kilroy Realty Corporation, a Maryland corporation (the “Company”), in connection with the sale by the Company of 1.61 million shares of 7.80% Series E Cumulative Redeemable Preferred Stock of the Company, par value $0.01 per share (the “Shares”), pursuant to a registration statement on Form S-3 under the Securities Act of 1933, as amended (the “Act”), filed with the Securities and Exchange Commission (the “Commission”) on January 28, 1998 (File No. 333-45097) as amended to date but excluding the Incorporated Documents (as defined below) (the “Registration Statement”), a Prospectus dated February 11, 1998 (the “Base Prospectus”), as supplemented by a Prospectus Supplement dated October 15, 2003 (the “Prospectus Supplement”) and filed with the Commission pursuant to Rule 424(b) under the Act but excluding the Incorporated Documents. The Base Prospectus and the Prospectus Supplement are herein together referred to as the “Prospectus.” The Shares are being offered and sold pursuant to that certain Underwriting Agreement dated as of October 15, 2003, as amended on November 17, 2003 (the “Underwriting Agreement”), by and among the Company and Kilroy Realty, L.P., a Delaware limited partnership (the “Operating Partnership”), and Wachovia Capital Markets, LLC, McDonald Investments Inc. and RBC Dain Rauscher Inc., as representatives of the several underwriters named in Schedule 1 thereto (collectively, the “Underwriters”). This letter is being furnished to you pursuant to Section 5(f) of the Underwriting Agreement.

Wachovia Capital Markets, LLC

November 21, 2003

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As such counsel, we have examined such matters of fact and questions of law as we have considered appropriate for purposes of this letter, except where a specific fact confirmation procedure is stated to have been performed (in which case we have with your consent performed the stated procedure), and except where a statement is qualified as to knowledge or awareness (in which case we have with your consent made no or limited inquiry as specified below). We have examined, among other things, the following:

(a) The Underwriting Agreement, the Registration Statement, the Prospectus, and the reports filed by the Company with the Commission and incorporated in the Prospectus by reference (the “Incorporated Documents”);

(b) The Articles of Amendment and Restatement and the Amended and Restated Bylaws of the Company and certain resolutions of the Board of Directors of the Company;

(c) The Certificate of Limited Partnership of the Operating Partnership as filed with the Secretary of State of the State of Delaware on October 2, 1996 and the Amendment to the Certificate of Limited Partnership of the Operating Partnership as filed with the Secretary of State of the State of Delaware on March 22, 2000;

(d) The Fourth Amended and Restated Agreement of Limited Partnership of Kilroy Realty, L.P., dated as of November 24, 1998, as (i) amended by that certain First Amendment dated December 9, 1999; Second Amendment dated December 30, 1999; Admission of New Partner and Amendment to Limited Partnership Agreement dated October 6, 2000; Fourth Amendment dated March 25, 2002; and Fifth Amendment dated October 23, 2003, and (ii) supplemented by that certain First Supplement dated January 6, 1999; Second Supplement dated February 22, 1999; Third Supplement dated March 9, 1999; Fourth Supplement dated March 31, 1999; and Fifth Supplement dated March 26, 1999 (the “OP Agreement”);

(e) The Certificate of Limited Partnership of Kilroy Realty Finance Partnership, L.P., a Delaware limited partnership (the “Finance Partnership” and, together with the Operating Partnership, the “Partnerships”), as filed with the Secretary of State of the State of Delaware on January 22, 1997 and the Amendment to the Certificate of Limited Partnership of the Finance Partnership as filed with the Secretary of State of the State of Delaware on March 22, 2000;

(f) The Agreement of Limited Partnership of Kilroy Realty Finance Partnership, L.P., dated as of January 22, 1997, and the Amendment to Agreement of Limited Partnership of Kilroy Realty Finance Partnership, L.P., dated as of March 17, 1998; and

(g) Amended and Restated Certificate of Incorporation of Kilroy Realty Finance, Inc., as filed with the Secretary of State of the State of Delaware on March 20, 1998.

As to facts material to the opinions, statements and assumptions expressed herein, we have, with your consent, relied upon oral or written statements and representations of officers and other representatives of the Company and others, including the representations and warranties of the Company in the Underwriting Agreement. We have not independently verified such factual matters.

Whenever a statement herein is qualified as to knowledge, awareness or a similar phrase, it is intended to indicate that those attorneys in the firm who have rendered legal services in connection with the transaction referenced above do not have current actual knowledge of the inaccuracy of such statement. However, except as otherwise expressly indicated, we have not undertaken any independent investigation to determine the accuracy of any such statement.

Wachovia Capital Markets, LLC

November 21, 2003

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We are opining herein as to the effect on the subject transaction only of the federal laws of the United States, the internal laws of the State of California and in numbered paragraph 8 of this letter the Delaware General Corporation Law (the “DGCL”), and we express no opinion with respect to the applicability thereto, or the effect thereon, of the laws of any other jurisdiction or, in the case of Delaware, any other laws, or as to any matters of municipal law or the laws of any local agencies within any state. Our opinions and confirmations herein are based upon our consideration of only those statutes, rules and regulations which, in our experience, are normally applicable to underwritten public offerings of preferred equity securities, provided that no opinion or confirmation is expressed herein or in our separate letter of even date with respect to federal or state securities laws (except to the extent stated in paragraphs 1, 2 and 3 herein and in our separate negative assurance letter), tax laws (except to the extent stated in our separate tax opinion letter), antitrust or trade regulation laws, insolvency or fraudulent transfer laws, antifraud laws, pension or employee benefit laws, compliance with fiduciary duty requirements, usury laws, environmental laws, or other laws excluded by customary practice. We express no opinion as to any state or federal laws or regulations applicable to the subject transaction because of the nature or extent of the business of any parties to the Underwriting Agreement other than the Company or the Operating Partnership. Various other issues concerning Maryland law are addressed in the opinion of Ballard Spahr Andrews & Ingersoll, LLP, which has been separately provided to you. We express no opinion with respect to those matters herein, and to the extent elements of those opinions are necessary to the conclusions expressed herein, we have, with your consent, assumed such matters.

Subject to the foregoing and the other matters set forth herein, it is our opinion that, as of the date hereof:

1. The Registration Statement has become effective under the Act. With your consent, based solely on a telephonic confirmation by a member of the Staff of the Commission on November 21, 2003, no stop order suspending the effectiveness of the Registration Statement has been issued under the Act and no proceedings therefor have been initiated by the Commission. Any required filing of the Prospectus pursuant to Rule 424 under the Act has been made in accordance with Rule 424 under the Act.

2. The Registration Statement, as of the date it was declared effective, and the Prospectus, as of its date, complied as to form in all material respects with the requirements for registration statements on Form S-3 under the Act and the rules and regulations of the Commission thereunder; it being understood, however, that we express no opinion with respect to Regulation S-T or the financial statements, schedules, or other financial data, included in, incorporated by reference in, or omitted from, the Registration Statement or the Prospectus. In passing upon the compliance as to form of the Registration Statement and the Prospectus, we have assumed that the statements made therein are correct and complete.

3. The statements in the Prospectus under the caption “Description of Material Provisions of the Partnership Agreement of Kilroy Realty, L.P.,” insofar as they

Wachovia Capital Markets, LLC

November 21, 2003

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purport to describe or summarize certain provisions of the agreements, statutes or regulations, referred to therein, are accurate descriptions or summaries in all material respects.

4. With your consent based solely on a certificate of an officer of the Company as to factual matters, none of the Company, the Operating Partnership or any Subsidiary (as defined below) is, and immediately after giving effect to the sale of the Shares in accordance with the Underwriting Agreement and the application of the proceeds as described in the Prospectus Supplement under the caption “Use of Proceeds,” will be required to be registered as an “investment company” within the meaning of the Investment Company Act of 1940, as amended. As used herein, “Subsidiary” means (i) the Operating Partnership; (ii) the Finance Partnership; (iii) Kilroy Realty Finance, Inc., a Delaware corporation; (iv) Kilroy Services, LLC, a Delaware limited liability company; (v) Kilroy Realty Partners, L.P., a Delaware limited partnership; and (vi) Kilroy Realty TRS, Inc., a Delaware corporation.

5. Based on certificates from public officials, we confirm that the Company is qualified to do business in the States of Arizona, California, Delaware and Washington.

6. The Operating Partnership is a limited partnership under the Delaware Revised Uniform Limited Partnership Act, with partnership power and authority to conduct its business as described in the Prospectus and to enter into the Underwriting Agreement and perform its obligations thereunder. Based on certificates from public officials, we confirm that the Operating Partnership is existing in good standing under the laws of the State of Delaware and is qualified to do business in the following States: Arizona, California, Maryland and Washington.

7. The Finance Partnership is a limited partnership under the Delaware Revised Uniform Limited Partnership Act, with partnership power and authority to conduct its business as described in the Prospectus. Based on certificates from public officials, we confirm that the Finance Partnership is existing in good standing under the laws of the State of Delaware and is qualified to do business in the following States: Arizona, California and Washington.

8. The execution and delivery of the Underwriting Agreement by the Company and the Operating Partnership and the performance by the Company and the Operating Partnership (including the issuance and sale of the Shares by the Company to you, the redemption of the Series C Preferred Units and the issuance of the Series E Preferred Units to the Company) under the Underwriting Agreement on the date hereof do not:

(i) violate the OP Agreement; or

(ii) violate the DGCL, any federal or California statute, rule or regulation applicable to the Company and the Operating Partnership; or

Wachovia Capital Markets, LLC

November 21, 2003

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(iii) result in the breach of or a default under any of the agreements filed as exhibits to the Registration Statement or incorporated by reference therein (the “Material Agreements”); or

(iv) require any consents, approvals, or authorizations to be obtained by the Company or the Operating Partnership, or any registrations, declarations or filings to be made by the Company or the Operating Partnership, in each case, under any California or Delaware or federal statute, rule or regulation applicable to the Company or the Operating Partnership that have not been obtained or made.

9. The Underwriting Agreement has been duly executed and delivered by the Operating Partnership.

10. To the best of our knowledge, neither the Company nor the Operating Partnership is a party to any agreement that would require the inclusion in the Registration Statement of shares or other securities owned by any person or entity other than the Company or the Operating Partnership.

In rendering the opinions in clause (iii) of paragraph 8 above insofar as they require interpretation of the Material Agreements, with your consent, (i) we have assumed that courts of competent jurisdiction would enforce such agreements in accordance with their plain meaning, (ii) to the extent that any questions of legality or legal construction have arisen in connection with our review, we have applied the laws of the State of California in resolving such questions, (iii) we express no opinion with respect to the effect of any discretionary action or inaction by the Company under the Material Agreements that may result in a breach or default under any Material Agreement, and (iv) we express no opinion with respect to any matters which would require us to perform a mathematical calculation or make a financial or accounting determination. Because certain of the Material Agreements may be governed by other than California law, this opinion may not be relied upon as to whether a breach or default would occur under the law actually governing such Material Agreements.

This letter is furnished only to you in your capacity as Representatives of the several Underwriters in their capacity as underwriters under the Underwriting Agreement and is solely for the benefit of the Underwriters in connection with the transactions covered hereby. This letter may not be relied upon by you or them for any other purpose, or furnished to, assigned to, quoted to, or relied upon by any other person, firm or other entity for any purpose (including any person, firm or other entity that acquires Shares from you or the other Underwriters) without our prior written consent, which may be granted or withheld in our sole discretion.

Very truly yours,

/s/ Latham & Watkins LLP